Exhibit (a)(5)(A)

DAVITA COMMENCES SELF-TENDER OFFER TO PURCHASE

FOR CASH SHARES OF ITS COMMON STOCK

DENVER, CO, August 17, 2020 – DAVITA INC. (NYSE: DVA) (“DaVita”), a health care provider focused on transforming care delivery to improve quality of life for patients globally and one of the largest providers of kidney care services in the United States, announced today that it has commenced a modified “Dutch auction” tender offer for shares of its common stock for an aggregate purchase price of up to $1.0 billion at a price per share of not less than $77.00 and not more than $88.00. The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on September 14, 2020, unless extended by DaVita or otherwise terminated. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A modified “Dutch auction” tender offer allows shareholders to indicate how many shares and at what price within DaVita’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, DaVita will determine the lowest price per share within the specified range that will enable DaVita to purchase shares having an aggregate purchase price of up to $1.0 billion. DaVita also reserves the right, in the event that more than $1.0 billion of its shares are tendered in the tender offer at or below the purchase price, to purchase at its option up to an additional number of outstanding shares of common stock not to exceed 2% of the total number of its shares of common stock (exclusive of any shares of common stock held by or for DaVita’s account or by or for the account of any of DaVita’s subsidiaries) without amending or extending the tender offer. All shares purchased by DaVita in the tender offer will be purchased at the same price. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer.

DaVita expects to finance the share purchases in the tender offer with cash on hand, and to the extent necessary, borrowings under its currently undrawn $1.0 billion revolving line of credit under its senior secured credit facilities. The tender offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered, but it is subject to certain other conditions. The tender offer documents contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

The dealer manager for the tender offer is BofA Securities, Inc. Georgeson LLC is serving as information agent for the tender offer and Computershare Inc. is serving as the depositary for the tender offer.

Neither DaVita, its directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them.

Additional Information Regarding the Planned Tender Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of DaVita’s common stock. The tender offer is being made solely by the Offer to Purchase, Letter of Transmittal and other tender offer documents, as they may be amended or supplemented from time to time, mailed to shareholders beginning on August 17, 2020. Each of these documents is being filed with the Securities and Exchange Commission, and shareholders may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov). Shareholders may also obtain a copy of these documents from DaVita’s information agent, Georgeson LLC, by calling toll-free at 888-206-5896. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Investor Contact Information

Jim Gustafson

Vice President, Investor Relations

(310) 536-2585

jim.gustafson@davita.com

About DaVita Inc.

DaVita (NYSE: DVA) is a health care provider focused on transforming care delivery to improve quality of life for patients globally. The company is one of the largest providers of kidney care services in the United States and has been a leader in clinical quality and innovation for over 20 years. Through DaVita Kidney Care, the company treats patients with chronic kidney failure and end stage renal disease. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all.

All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to statements related to our expectations regarding the tender offer. Our actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:

•	our ability to satisfy the conditions to the tender offer;

•	the price per share at which we ultimately determine to purchase shares in the tender offer and the number of shares tendered in the tender offer;

•	the terms, timing, costs and interest rate on any indebtedness incurred to fund such purchases;

•	our ability to commence and complete the tender offer, including the number of shares we are able to purchase pursuant to the tender offer;

•	our ability to achieve the benefits contemplated by the tender offer;

•	any adverse impact that the tender offer may have on us and the trading market for our common stock;

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the continuing impact of the dynamic and rapidly evolving COVID-19 pandemic, including, without limitation, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations, the government’s response to the COVID-19 pandemic, and the consequences of an extended economic downturn resulting from the impacts of COVID-19, including a potential negative impact on our commercial mix, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below;

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the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

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noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

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the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation, result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans or that are enrolled in or select Medicare Advantage plans, or other material impacts to our business; or our making incorrect assumptions about how our patients will respond to any such developments;

•	a reduction in government payment rates under the Medicare program or other government-based programs and the impact of the Medicare Advantage benchmark structure;

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risks arising from potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including such initiatives related to healthcare and/or labor matters, such as AB290 and Proposition 23 in California;

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the impact of the upcoming election cycle, the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace;

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our ability to successfully implement our strategy with respect to home-based dialysis, including maintaining our existing business and further developing our capabilities in a complex and highly regulated environment;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•	legal and compliance risks, such as our continued compliance with complex government regulations;

•	continued increased competition from dialysis providers and others, and other potential marketplace changes;

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our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

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our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis;

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uncertainties related to potential payments and/or adjustments under certain provisions of the equity purchase agreement for the sale of our DaVita Medical Group (DMG) business, such as post-closing adjustments and indemnification obligations;

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the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;

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factors that may impact our ability to repurchase stock under our stock repurchase program (including the tender offer described above) and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets; and

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uncertainties associated with the other risks described in Part I, Item 1A “Risk Factors” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2019, Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A “Risk Factors in each of our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2020 and the other risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.

The forward-looking statements should be considered in light of these risks and uncertainties. All forward-looking statements in this release are based solely on information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise.